EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-8

ObsEva SA

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Shares, CHF 0.0769 par value per share	457(h)	4,753,671(3)	$1.30	$6,179,772.30	.0000927	$572.87

Total Offering Amounts					$6,179,772.30		$572.87

Total Fee Offsets							N/A

Net Fee Due							$572.87

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares of CHF 0.0769 each par value (the “Common Shares”) of the Registrant that become issuable under the 2017 Equity Incentive Plan, as amended (the “2017 Plan”), by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Common Shares.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon $1.30, which is the average of the high and low prices of the Registrant’s Common Shares as reported on the Nasdaq Global Select Market on February 24, 2022.

(3)	Represents 4,753,671 Common Shares added to the shares authorized for issuance under the 2017 Plan pursuant to an amendment to such plan approved by the Registrant’s stockholders on May 28, 2021.